Exhibit 99.1

Qualstar Reports Fiscal 2008 First Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Nov. 13, 2007--Qualstar(R) Corporation (Nasdaq: QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the first quarter of fiscal 2008 ended September 30, 2007.

    Fiscal 2008 First Quarter Financial Results

    Revenues for the first quarter of fiscal 2008 were $5.3 million, compared to $4.7 million for the same quarter of fiscal 2007, an increase of $673,000 or 14.4%. Loss from operations was $602,000 compared to a $960,000 in fiscal 2007. Net loss was $206,000, or $(0.02) per basic and diluted share, compared to a net loss of $579,000, or $(0.05) per basic and diluted share for the first quarter of fiscal 2007.

    Tape library segment revenues were $4.6 million for the quarter up from $3.9 million for the same quarter of the prior year. The increase was due primarily to sales of the Company's XLS, RLS and TLS tape libraries and drives along with higher media revenues.

    Power supply segment revenues decreased 8.0%, or $63,000, to $724,000 for the quarter from $787,000 for the same quarter of the prior year.

    Gross margin in the fiscal 2008 first quarter was 30.5 percent, compared to 27.9 percent in the year-ago quarter. The increase in gross margin percentage was primarily attributable to better material management partially offset by lower overhead absorption.

    Research and development expenses for the first quarter of fiscal 2008 were $728,000, or 13.7 percent of revenues, compared to $750,000 or 16.1 percent of revenues, for the first quarter of fiscal 2007. Sales and marketing expenses were $759,000, or 14.2 percent of revenues, compared to $768,000 or 16.5 percent of revenues, in the corresponding period last year. General and administrative expenses in the first quarter of fiscal 2008 were $739,000 or 13.9 percent of revenues, compared to $744,000, or 16.0 percent of revenues, for the same period last year.

    Cash, cash equivalents and marketable securities were $33.7 million at September 30, 2007, compared with $33.3 million at June 30, 2007. Days' sales outstanding (DSO) were approximately 56 days at September 30, 2007, compared to approximately 42 days at September 30, 2006. Inventory turns were 2.5 times on an annualized basis for the three-month period ended September 30, 2007, compared to 1.8 times for the period ended September 30, 2006.

    "Our first quarter results were within expectations," said Bill Gervais, president and chief executive officer of Qualstar. "While the year-over-year revenue growth generated in the quarter was not enough to push the business to profitability, I continue to be encouraged by our ability to carefully manage expenses and conserve cash. Revenues were driven by our core library business and bolstered by our XLS product line, which continues to gain traction in the marketplace. During the quarter we shipped eight additional XLS units and we are pleased to report that all units in the field are meeting or exceeding our customers' expectations. We continue to see the XLS appealing to a broad array of end users and we are not reliant on any single business segment or application to drive demand. Moreover, recent international marketing activities have expanded our XLS pipeline to include European-based customers, which we believe will be an important source of demand for XLS in fiscal 2008 and beyond."

    Mr. Gervais concluded, "Our N2Power business is poised to resume its growth after several quarters of declining revenues as we transitioned from the 250-watt unit to a new 275-watt product line. This new product line offers more power in a smaller package than any other competing product on the market today and we believe N2Power products are positioned to excel in the future due to strong worldwide demand for more energy efficient electronic devices."

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2008 first quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-240-6709 or 303-262-2130. An audio replay will be available through November 20, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11101938.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO and SAIT tape drives; whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful; whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for tape libraries or other Qualstar products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

                         QUALSTAR CORPORATION
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (In Thousands, except per share data)
                             (Unaudited)

                                                    ------------------
                                                    Three Months Ended
                                                      September 30,
                                                      2007      2006
                                                    ------------------

Net revenues                                         $ 5,332  $ 4,659

Cost of goods sold                                     3,708    3,357
                                                    ------------------

Gross profit                                           1,624    1,302
                                                    ------------------

Operating expenses:
 Research and development                                728      750
 Sales and marketing                                     759      768
 General and administrative                              739      744
                                                    ------------------
  Total operating expenses                             2,226    2,262
                                                    ------------------

Loss from operations                                    (602)    (960)

Investment Income                                        413      381
                                                    ------------------

Loss before income taxes                                (189)    (579)

Provision for income taxes                                17
                                                    ------------------

Net loss                                             $  (206) $  (579)
                                                    ==================

Loss per share:
 Basic                                               $ (0.02) $ (0.05)
                                                    ==================
 Diluted                                             $ (0.02) $ (0.05)
                                                    ==================

Shares used to compute loss per share:
 Basic                                                12,253   12,253
                                                    ==================
 Diluted                                              12,253   12,253
                                                    ==================


                         QUALSTAR CORPORATION
                CONSOLIDATED CONDENSED BALANCE SHEETS
                            (In thousands)

                                               September 30, June 30,
                                                   2007        2007
                    ASSETS                      (Unaudited)  (Audited)
                                               -----------------------

Current assets:
 Cash and cash equivalents                           $ 8,602  $ 7,697
 Marketable securities, short-term                     8,377    9,574
 Receivables, net of allowances of $129 as of
  September 30, 2007 and $170 as of June 30,
  2007                                                 3,231    3,462
 Inventories, net                                      5,707    5,928
 Prepaid expenses and other current assets               767      576
 Prepaid income taxes                                    134      137
                                               -----------------------

  Total current assets                                26,818   27,374
                                               -----------------------

Property and equipment, net                              590      601
Marketable securities, long-term                      16,703   15,994
Other assets                                              94       94
                                               -----------------------

  Total assets                                       $44,205  $44,063
                                               =======================

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                    $ 1,127  $   654
 Accrued payroll and related liabilities                 299      455
 Other accrued liabilities                             1,008    1,113
                                               -----------------------

  Total current liabilities                            2,434    2,222
                                               -----------------------

Other long-term liabilities                               45        -
Commitments and contingencies
Shareholders' equity:
 Common stock, no par value; 50,000 shares
  authorized, 12,253 shares issued and
  outstanding as of September 30, 2007 and June
  30, 2007                                            18,626   18,593
 Accumulated other comprehensive loss                     39      (55)
 Retained earnings                                    23,061   23,303
                                               -----------------------
  Total shareholders' equity                          41,726   41,841
                                               -----------------------

  Total liabilities and shareholders' equity         $44,205  $44,063
                                               =======================

    CONTACT: Qualstar Corporation
             William J. Gervais, President & CEO
             805-583-7744
             gervais@qualstar.com
             or
             Financial Relations Board
             Lasse Glassen, 213-486-6546 (General Information) lglassen@frbir.com